EXHIBIT 10.94

RESTRICTED STOCK AWARD AGREEMENT

with respect to an award of Restricted Stock under the

PTEK Holdings, Inc. 1995 STOCK PLAN

1. Grant of Shares. PTEK Holdings, Inc. (the “Company”) grants to the Grantee named on the signature page hereto (the “Grantee”), subject to the restrictions and the other terms and conditions set forth in the PTEK Holdings, Inc. 1995 Stock Plan (the “Plan”) and in this agreement (this “Agreement”), the number of shares of the Company’s $.01 par value common stock indicated on the signature page hereto (the “Shares”). The Shares are granted as of November 27, 2001 (the “Date of Grant”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

2. Restrictions. The Shares are subject to the following restrictions. “Restricted Shares” mean those Shares that are subject to the restrictions imposed under this Section 2, which restrictions have not then expired or terminated. Restricted Shares may not be sold, transferred, exchanged, assigned, pledged, hypothecated or otherwise encumbered (a “transfer”) until the expiration of the Restricted Period (as defined in Section 3 below) with respect to such Restricted Shares, and any transfer or attempted transfer shall be null and void and of no effect whatsoever; provided, however, that Restricted Shares may be pledged to the Company. If the Grantee’s employment with the Company terminates during the Restricted Period for any reason other than as set forth in subsection (d) of Section 3 below, then the Grantee shall forfeit all of the Grantee’s right, title and interest in and to the Restricted Shares as of the date of such termination and such Restricted Shares shall be reconveyed to the Company as of the date of such termination without further consideration or any act or action by the Grantee. The restrictions imposed under this Section 2 shall apply to all shares of the Company’s common stock or other securities issued with respect to Restricted Shares hereunder in connection with any merger, reorganization, consolidation, recapitalization, stock dividend or other change in corporate structure affecting the common stock of the Company.

3. Expiration and Termination of Restrictions. The restrictions imposed under Section 2 above will expire on the earliest to occur of the following dates with respect to the number of Restricted Shares indicated (the period prior to such expiration being referred to herein as the “Restricted Period”):

(a) November 28, 2001 with respect to 240,000 Restricted Shares;

(b) March 31, June 30, September 30 and December 31 of 2002, 2003 and 2004 with respect to 30,000 Restricted Shares on each of those dates, provided that on each such date the Grantee is an employee of the Company or any of its Subsidiaries;

(c) upon a Change in Control of the Company with respect to all of the Restricted Shares; and

(d) on the date the Grantee’s employment with the Company is terminated without “Cause,” as defined in the Grantee’s Executive Employment and Incentive Option Agreement with the Company, with respect to all of the Restricted Shares.

4. Change in Control. For the purposes of this Agreement, a Change in Control of the Company shall mean the occurrence of any of the following events:

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (“Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “1934 Act”)) immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 25% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities that are acquired in an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other person of which a majority of its voting power or its equity securities or equity interests are owned directly or indirectly by the Company (a “Subsidiary”), or (ii) the Company or any Subsidiary, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined), shall not constitute an acquisition for purposes for this clause (a); or

(b) The individuals who, as of the date of this Agreement, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least 60% of the Board; provided, however, that if the election, or nomination for election by the Company’s shareholders, of any new director was approved by a vote of at least 80% of the Incumbent Board, such new director shall for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) Approval by the shareholders of the Company of:

(i)	a merger, consolidation or reorganization involving the Company, unless:

(A)	the shareholders of the Company, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such a merger, consolidation or reorganization, at least two-thirds (2/3) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization, and

(B)	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least 80% of the members of the board of directors of the Surviving Corporation. (A transaction in which both of clauses (A) and (B) above shall be applicable is hereinafter referred to as a “Non-Control Transaction.”); or

(ii)	A complete liquidation or dissolution of the Company; or

(iii)	An agreement for the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary); or

(iv)	A transaction in which the Company recapitalizes itself and uses the proceeds of such a recapitalization to buy back or tender common stock or declares a special cash dividend in excess of $.50 per share of common stock.

5. Voting and Dividend Rights. The Grantee, as beneficial owner of the Shares, shall have full voting and dividend rights with respect to the Shares during the Restricted Period.

6. Delivery of Shares. The Shares will be issued in the name of the Grantee as Restricted Shares and will be held by the Company during the Restricted Period in certificated or uncertificated form. If a certificate for Restricted Shares is issued during the Restricted Period, such certificate shall be registered in the name of the Grantee and shall bear a legend in substantially the following form:

This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in a Restricted Stock Award Agreement dated November 27, 2001 between the registered owner of the shares represented hereby and PTEK Holdings, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the office of PTEK Holdings, Inc.

The Grantee shall deposit with the Company a stock power, or powers, executed in blank and sufficient to reconvey the Restricted Shares to the Company upon any forfeiture of the Restricted Shares, in accordance with the provisions of this Agreement. Subject to Section 10 below, stock certificates for vested Shares, without the above legend, shall be delivered to the Grantee or the Grantee’s designee as soon as practicable after such Shares cease to be Restricted Shares, but delivery may be postponed for such period as may be required for the Company with reasonable diligence to comply if deemed advisable by the Company, with registration requirements under the Securities Act of 1933, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

7. Nontransferability. This Agreement and all rights hereunder are nontransferable and nonassignable by the Grantee, other than by the last will and testament of the Grantee or the laws of descent and distribution, unless the Company consents thereto in writing. Any transfer or attempted transfer except pursuant to the preceding sentence shall be null and void and of no effect whatsoever.

8. Plan Terms Incorporated. The terms contained in the Plan are incorporated into and made a part of this Agreement, including without limitation the antidilution provisions of Section 5.2 of the Plan, and this Agreement shall be governed by and construed in accordance with the Plan.

9. No Implied Rights or Obligations. Nothing in this Agreement shall interfere with or limit in any way the right of the Company to terminate the Grantee’s employment with the Company or any of its Subsidiaries, nor confer upon the Grantee any right to continue as an employee of the Company or any of its Subsidiaries.

10. Tax Matters. The Company will pay on behalf of the Grantee all taxes or other amounts that the Company determines are required to be withheld under federal, foreign, state or local law in connection with the grant of the Shares or the lapse of the restrictions imposed under Section 2 above (the “Required Withholding”). In addition, the Company will lend to the Grantee, upon the Grantee’s request, all additional federal and state taxes owed by the Grantee with respect to the Restricted Shares, when and as such tax obligations arise (the “Additional Taxes”). The Grantee will execute and deliver to the Company one or more 10-year recourse Promissory Notes in favor of the Company in the amount of the Required Withholding and in the amount of the Additional Taxes, in substantially the form attached hereto as Exhibit A, which Note(s) shall be secured by a pledge of the Shares pursuant to a Stock Pledge Agreement in substantially the form attached hereto as Exhibit B. Certificates for pledged Shares will bear the following legend until the Promissory Note that such Shares secure has been repaid in full:

This certificate and the shares of stock represented hereby are subject to the terms and conditions contained in a Stock Pledge Agreement dated                          between the registered owner of the shares represented hereby and PTEK Holdings, Inc. Release from such terms and conditions shall be made only in accordance with the provisions of such Agreement, copies of which are on file in the office of PTEK Holdings, Inc.

11. Amendment. This Agreement may not be amended except by a writing signed by the Company and the Grantee.

12. Heirs and Successors. Subject to Section 7 above, this Agreement and all terms and conditions hereof shall be binding upon the Company and its successors and assigns, and upon the Grantee and his heirs, legatees and legal representatives.

13. Severability. The provisions of this Agreement, and of each separate section and subsection, are severable, and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions, and any unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

14. Notices. All notices, requests and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given and received when delivered in person, when delivered by overnight delivery service, or three (3) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested, to the following addresses (or to such other address as one party may from time to time designate in writing to the other party hereto):

If to the Company:	PTEK Holdings, Inc. 3399 Peachtree Road, N.E. The Lenox Building, Suite 600 Atlanta, Georgia 30326 Attn: Director of Stock Management

or any other address designated by the Company in a written notice to the Grantee. Notices to the Grantee will be directed to the address of the Grantee on the signature page hereto, or such other address given by the Grantee in a written notice to the Company.

15. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Georgia.

(signatures on next page)

IN WITNESS WHEREOF, PTEK Holdings, Inc., acting by and through its duly authorized officers, has caused this Agreement to be executed, and the Grantee has executed this Agreement, all as of November 27, 2001.

PTEK HOLDINGS, INC.

By:	/s/ Patrick G. Jones

Patrick G. Jones Executive Vice President

I hereby accept the grant of Shares in accordance with and subject to the terms and conditions set forth above.

I agree that any Shares received by me hereunder will not be sold or otherwise disposed of by me except in a manner in compliance with applicable securities laws.

GRANTEE:

/s/ Jeffrey A. Allred Jeffrey A. Allred 100 Inman Circle Atlanta, GA 30309 Number of Shares: 600,000

PROMISSORY NOTE

$_______________	[Date]
(Plus Advances)

JEFFREY A. ALLRED (hereinafter referred to as “Debtor”), for value received, hereby promises to pay to the order of PTEK HOLDINGS, INC., a Georgia corporation (hereinafter referred to as “Payee”), the principal sum of              DOLLARS ($                ), plus the aggregate unpaid principal amount of all Advances (as defined below), on [the 10th anniversary of this Note], together with interest on any and all principal amounts remaining unpaid hereunder from time to time from and including the date hereof through the date such principal amounts are paid, at the [applicable Federal rate] (            %) per annum, compounded annually. Any principal of or interest on this Note not paid when due shall bear interest after such due date until paid at the rate of [two points above the base rate] (            %) per annum, and Debtor shall pay all costs of collection. The principal hereof and the interest thereon are payable at 3399 Peachtree Road, The Lenox Building, Suite 600, Atlanta, Georgia 30326, or at such other place as Payee may from time to time designate to Debtor in writing, in coin or currency of the United States of America.

Advances. “Advances” will be made hereunder in accordance with the terms and conditions of Section 10 of that certain Restricted Stock Award Agreement by and between Debtor and Payee dated November 27, 2001 (the “RSA Agreement”), with respect to the grant to Debtor of 600,000 shares of $.01 par value common stock of Payee (the “Stock”).

Prepayment. Debtor may, at any time and from time to time, prepay all or any portion of the principal of this Note remaining unpaid, without penalty or premium. In the event Debtor sells any of the shares of Stock held by Payee pursuant to the Stock Pledge Agreement described below, Debtor shall prepay a portion of this Note in an amount equal to the after-tax proceeds received by Debtor from the sale of such shares. In addition, Payee may call all or any part of this Note for prepayment in the event the price of the Stock reaches $10.00 per share and the Debtor is not restricted with respect to the sale of the Stock. The $10.00 price will be adjusted proportionately in the event of a reorganization, consolidation, recapitalization, stock split, stock dividend or other change in corporate structure affecting the common stock of the Company. Prepayments shall be applied first to the payment of accrued but unpaid interest on this Note and the balance to principal.

Events of Default. If any of the following events (an “Event of Default”) shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise), then this Note shall thereupon be and become due and payable, without any further notice or demand of any kind whatsoever, all of which are hereby expressly waived:

(a) If Debtor defaults in the payment of principal or interest on this Note when and as the same shall become due and payable and such default continues for twenty (20) days after Debtor receives notice from Payee of such default; or

(b) If Debtor makes an assignment for the benefit of creditors or admits in writing his inability to pay his debts generally as they become due; or

EXHIBIT A

(c) If an order, judgment or decree is entered adjudicating Debtor bankrupt or insolvent; or

(d) If Debtor petitions or applies to any tribunal for the appointment of a trustee or receiver of Debtor, or of any substantial part of the assets of Debtor, or commences any proceedings relating to Debtor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect; or

(e) If any such petition or application is filed, or any such proceedings are commenced, against Debtor, and Debtor by any act indicates his approval thereof, consent thereto, or acquiescence therein, or an order is entered appointing any such trustee or receiver, or approving the petition in any such proceedings, and such order remains unstayed and in effect for more than ninety (90) days.

Security. This Note is being executed and delivered pursuant to, and is subject to the terms and conditions of, the RSA Agreement, and this Note is secured by a pledge of shares of the Stock pursuant to that certain Stock Pledge Agreement by and between Payee and Debtor of even date herewith.

Waiver. Any failure on the part of Payee at any time to require the performance by Debtor of any of the terms or provisions hereof, even if known, shall in no way affect the right thereafter to enforce the same, nor shall any failure of Payee to insist on strict compliance with the terms and conditions hereof be taken or held to be a waiver of any succeeding breach or of the right of Payee to insist on strict compliance with the terms and conditions hereof.

Time. Time is of the essence.

Notices. All notices, requests, demands and other communications to Debtor hereunder shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, when mailed postage prepaid by registered or certified mail with return receipt requested, or when delivered by overnight delivery service to 100 Inman Circle, Atlanta, Georgia 30309, or to such other address as Debtor may designate to Payee in writing.

Applicable Law. This Note shall be governed by, and enforced and interpreted in accordance with, the laws of the State of Georgia.

IN WITNESS WHEREOF, Debtor has executed this Note under seal as of the date first set forth above.

Jeffrey A. Allred	(L.S.)

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STOCK PLEDGE AGREEMENT

THIS STOCK PLEDGE AGREEMENT is made and entered into as of the              day of                 , 200    , by and between JEFFREY A. ALLRED (the “Pledgor”) and PTEK HOLDINGS, INC., a Georgia corporation (the “Secured Party”).

W I T N E S S E T H:

WHEREAS, the Pledgor has been granted 600,000 shares of the $.01 par value common stock (the “Shares”) of Secured Party pursuant to that certain Restricted Stock Award Agreement dated November 27, 2001 (the “RSA Agreement”); and

WHEREAS, in connection with such grant, Pledgor has delivered a Promissory Note of even date herewith (the “Note”) to the Secured Party in the initial principal amount of $             ; and

WHEREAS, to secure the payment of all obligations of the Pledgor under the Note, the Pledgor has agreed to pledge to the Secured Party, and to grant the Secured Party a security interest in, all of the Shares;

NOW, THEREFORE, for and in consideration of the premises and the agreements and covenants contained herein, the parties hereto agree as follows:

1. Security Interest. The Pledgor hereby unconditionally grants and assigns to the Secured Party, its successors and assigns, a continuing security interest in and security title to the Shares. The Pledgor has delivered to and deposited with the Secured Party certificates representing the Shares and stock powers endorsed in blank, as security for payment of (i) all obligations of the Pledgor to the Secured Party under the Note, and any extension, renewal, amendment or modification thereof, and (ii) all obligations of the Pledgor to the Secured Party hereunder. Beneficial ownership of the Shares, including, without limitation, all voting, consensual and dividend rights, shall remain in the Pledgor until the occurrence of a Default pursuant to Section 3 hereof.

2. Representation and Warranty. The Pledgor hereby represents and warrants to the Secured party that except for the security interest created hereby, the Pledgor owns the Shares free and clear of all liens, claims and encumbrances, and has the unencumbered right to pledge the Shares, subject to the terms and conditions of the RSA Agreement.

3. Default. Upon the occurrence of an Event of Default under the Note, or if the Pledgor shall fail to perform or observe any provision of this Agreement and such failure shall continue for thirty (30) days after notice is given by the Secured Party to the Pledgor of such failure (any of such occurrences being hereinafter referred to as a “Default”), the Secured Party shall be entitled, without limitation, to exercise the following rights, which the Pledgor hereby agrees to be commercially reasonable:

(a) to receive all amounts payable in respect of the Shares otherwise payable to the Pledgor, and to exercise all of the rights, powers and remedies of the Pledgor with respect to such payments;

EXHIBIT B

(b) to transfer all or any part of the Shares into the Secured Party’s name or the name of its nominee or nominees;

(c) to vote all or any part of the Shares (whether or not transferred into the name of the Secured Party) and give all consents, waivers and ratifications in respect of the Shares and otherwise act with respect thereto as though it were the outright owner thereof;

(d) at any time or from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Shares in one or more blocks, or any interest therein, at any public or private sale at any exchange or elsewhere, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof (all of which are hereby expressly and irrevocably waived by the Pledgor), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Secured Party in its sole discretion may determine; the Pledgor agrees that to the extent that notice of sale shall be required by law that at least five (5) business days’ notice to the Pledgor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification; the Secured Party shall not be obligated to make any sale of the Shares regardless of notice of sale having been given; the Secured Party may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and any such sale may, without further notice, be made at the time and place to which it was so adjourned; the Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Shares, whether before or after sale hereunder, and all rights, if any, of marshalling the Shares; at any such sale, unless prohibited by applicable law, the Secured Party may bid for and purchase all or any part of the Shares so sold free from any such right or equity of redemption; and the Secured Party shall not be liable for failure to collect or realize upon any or all of the Shares or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto; and

(e) generally, to take all such other action as the Secured Party in its sole discretion may determined as incidental or conducive to any of the matters or powers mentioned in the foregoing provisions of this Section 3 and which the Secured Party may or can be do lawfully and to use the name of the Pledgor for the purposes aforesaid and in any proceedings arising therefrom.

4. Application of Proceeds. The proceeds of the public or private sale or other disposition shall be applied (a) to the costs incurred in connection with the sale; (b) to any unpaid interest which may have accrued on any obligations secured hereby; (c) to any unpaid principal on any obligations secured hereby; and (d) to damages incurred by the Secured Party by reason of any breach secured against hereby, in such order as the Secured Party may determine, and any remaining proceeds shall be paid over to the Pledgor or others as provided by law. In the event the proceeds of the sale or other disposition of the Shares are insufficient to pay such expenses, interest, principal, obligations and damages, the Pledgor shall remain liable to the Secured Party for any such deficiency.

5. Additional Rights of Secured Party. In addition to its rights and privileges under this Agreement, the Secured Party shall have all the rights, powers and privileges of a secured party under the Georgia Uniform Commercial Code.

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6. Return of Shares to Pledgor. Upon payment in full of all principal and interest on the Note, this Agreement shall terminate and the Secured Party shall return to the Pledgor all of the then remaining Shares.

7. Voting Rights.

(a) For so long as any of the obligations secured hereby remain unpaid, after a Default, (i) the Secured Party may exercise all voting rights, and all other ownership or consensual rights of the Shares, but under no circumstances is the Secured Party obligated by the terms of this Agreement to exercise such rights, and (ii) the Pledgor hereby appoints the Secured Party the Pledgor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote the Shares in any manner the Secured Party seems advisable for or against all matters submitted or which nay be submitted to a vote of shareholders. The power-of-attorney granted hereby is coupled with an interest and shall be irrevocable.

(b) For so long as the Pledgor shall have the right to vote the Shares, the Pledgor covenants and agrees that it will not, without the prior written consent of the Secured Party, vote or take any consensual action with respect to the Shares which would constitute a default under this Agreement.

8. Assignment. The Pledgor shall not transfer, assign or otherwise dispose of its beneficial interest in any of the Shares without the prior written consent of the Secured Party.

9. Notices. Any notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given and delivered when delivered in person, when mailed postage prepaid by registered or certified mail with return receipt requested, or when delivered by overnight delivery service to the recipient at the address set forth below, or to such other address as to which the other party has been subsequently notified in writing by such recipient.

Pledgor:	Secured Party:

Jeffrey A. Allred 100 Inman Circle Atlanta, GA 30309	PTEK Holdings, Inc. 3399 Peachtree Road The Lenox Building, Suite 600 Atlanta, GA 30326 Attention: Chief Legal Officer

10. Applicable Law; Binding Agreement. The provisions of this Agreement shall be construed and interpreted, and all rights and obligations of the parties hereto determined, in accordance with the laws of the State of Georgia. This Agreement, together with all documents referred to herein, constitutes the entire agreement between the Pledgor and the Secured Party with respect to the matters addressed herein and may not be modified except by a writing executed by the Secured Party and Pledgor. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which, taken together, shall constitute one and the same instrument.

11. Severability. If any Section or part thereof shall for any reason be held or adjudged to be invalid, illegal or unenforceable by any court of competent jurisdiction, such Section or part thereof so adjudicated invalid, illegal or unenforceable shall be deemed separate, distinct and independent, and the

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remainder of this Agreement shall remain in full force and effect and shall not be affected by such holding or adjudication.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PLEDGOR:

Jeffrey A. Allred

SECURED PARTY: PTEK HOLDINGS, INC.

By:

Patrick G. Jones Executive Vice President

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